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                              Schuff Steel Company

          Exhibit 11 - Statement Re: Computation of Earnings Per Share



                                                       Three Months Ended   Six Months Ended
                                                            June 30              June 30
                                                         1997      1996      1997      1996
                                                        ------------------------------------
                                                       (000's omitted, except per share data)
Primary:
Average shares outstanding                               5,000     5,000     5,000     5,000
Net effect of dilutive stock options -- based on the
   treasury stock method using average market price
                                                           130        --       108        --
Net effect of options issued within twelve months of
   the initial public offering                              --       130        22       130
Net effect of shares expected to be issued
   attributable to stockholder distributions from
   offering proceeds                                       941       941       941       941
                                                        ------------------------------------
Totals                                                   6,071     6,071     6,071     6,071
                                                        ====================================
Pro forma net income                                    $1,752    $1,549    $2,786    $1,873
                                                        ====================================
Pro forma per share amount                              $ 0.29    $ 0.26    $ 0.46    $ 0.31
                                                        ====================================

Fully diluted:
Average shares outstanding                               5,000     5,000     5,000     5,000
Net effect of dilutive stock options -- based on the
   treasury stock method using period end market
   price                                                   130        --       108        --
Net effect of options issued within twelve months of
   the initial public offering                              --       130        22       130
Net effect of shares expected to be issued
   attributable to stockholder distributions from
   offering proceeds                                       941       941       941       941
                                                        ------------------------------------
Totals                                                   6,071     6,071     6,071     6,071
                                                        ====================================
Pro forma net income                                    $1,752    $1,549    $2,786    $1,873
                                                        ====================================
Pro forma per share amount                              $ 0.29    $ 0.26    $ 0.46    $ 0.31
                                                        ====================================
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